EXHIBIT 2(f)

                           PURCHASE AND SALE AGREEMENT

       THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is made and entered into this 12th day of September, 1996, by and between MAYNARD OIL COMPANY, a Delaware corporation, having its principal office at 8080 North Central Expressway, Suite 660, Dallas, Texas 75206 ("SELLER") and ENRON OIL & GAS COMPANY, a Delaware corporation, having its principal office at 1400 Smith Street, Houston, Texas 77002 ("BUYER").

       In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

  1.01  Purchase and Sale.   Seller agrees to sell and convey and Buyer agrees
  to purchase and pay for the interests (as defined in Section 1.02) owned by Seller, subject to the terms and conditions of this Agreement.

  1.02 Interests. All of the following shall herein be called the "INTERESTS":

       (a) All of Seller's right, title and interest in and to the leasehold estate and mineral rights created by the leases described in Exhibit A (the "LEASES") together with any and all interest of Seller in and to such property and in and to any agreements, leases, rights-of-way, easements, licenses and permits incident thereto;

       (b) All of Seller's right, title and interest in and to the wells, and production therefrom, located on the Leases or lands pooled therewith, including but not limited to the wells described in Exhibit A together with any and all buildings or other improvements constructed thereon (collectively the "WELLS", together with any and all interest of Seller in and to such property and in and to any agreements, including, without limitation, gas purchase agreements, farmin and farmout agreements, operating agreements and pooling agreements, leases, rights-of-way, easements, licenses and permits incident thereto);

       (c) All of Seller's right, title and interest in and to the real and personal property, fixtures, improvements and buildings now or as of the Effective Time (as defined in Section 1.03) located on the lands burdened by the Leases or lands pooled therewith (the LANDS"), and all contract rights, rights of substitution and subrogation in and to any rights and actions of warranty which Seller has or may have with respect to the Interests;

       (d) All of the files, records and data related to the items described in Subsections (a), (b) and (c) above, and all the seismic and geophysical data of Seller appurtenant to or crossing the Leases, Wells and Lands; and

       (e) Any and all other assets of Seller appurtenant or related to or used in connection with the Leases and Wells.

  1.03 Effective Time. The purchase and sale of the Interests shall be effective as of August 1, 1996, at 7:00 A.M., local time (herein called the "EFFECTIVE TIME ) in the county in which the Lands are located.

                                    ARTICLE II
                                  PURCHASE PRICE

  2.01 Purchase Price. The purchase price for the Interests shall be Nine Hundred Eighty Nine Thousand Four Hundred Thirty Four DOLLARS ($989,434.00) (herein called the "PRELIMINARY PURCHASE PRICE"), subject to adjustment as set forth in Section 2.02 and Section 2.03 below.

  2.02 Performance Deposit. On or before 4:00 o'clock p.m., local time, September 13, 1996, Buyer shall tender to Bank One, Texas, N.A. ("ESCROW AGENT", as provided for in Exhibit D hereto), by wire transfer, a performance deposit in the amount of Ninety Eight Thousand Nine Hundred Forty Three DOLLARS ($98,943.00). The performance deposit is received solely to assure the performance of Buyer pursuant to the terms and conditions hereof. The performance deposit will be returned to Buyer at Closing, upon consummation of the transaction, or at Buyer's election, may be credited to the Preliminary Purchase Price. No interest shall be paid or credited to the performance deposit. If Buyer fails, refuses, or is unable to close the sale in accordance with the terms herein, Seller, except as otherwise herein specifically provided, may, at its option, retain the performance deposit as agreed liquidated damages and not as a penalty. If Seller, through no fault of Buyer, refuses to close the sale in accordance with the terms herein, the performance deposit shall be returned to Buyer.

  2.03 Adjustments to Purchase Price. The Preliminary Purchase Price shall be adjusted as follows and the resulting amount shall be herein called the "FINAL PURCHASE PRICE".

       (a) The Preliminary Purchase Price shall be increased by the following:

            (1) The value of all merchantable, allowable oil attributable to the Leases, in storage above the pipeline connection at the Effective Time, and not previously sold by Seller, that is credited to the Interests, such value to be the net price realized by Seller;

            (2) The amount of all reasonable expenditures, including, without limitation, royalties, rentals and other charges, ad valorem, property, production, excise, severance, windfall profit and other taxes based upon or measured by proceeds therefrom but not including income or gross receipts taxes, expenses billed under applicable operating agreements and, as compensation to Seller for its general and administrative expenses as operator of interests operated by it, in lieu of any other overhead charges in connection with such particular Interests:

                 (i) that amount attributable to the Interests under any existing joint operating agreement, or

                 (ii) in the absence of a joint operating agreement with
                      respect thereto, the applicable rate recommended in the 1995 Ernst & Young, L.L.P. s Fixed Rate Overhead Survey in connection with the operation of the Interests from the Effective Time to the Closing Date (as defined in Section 9.01), as well as any expenditures approved by Buyer;

            (3) An amount equal to all prepaid expenses attributable to the interests that are paid by or on behalf of Seller prior to the Closing Date and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Time including, without limitation, prepaid insurance, prepaid ad valorem, property, production, severance and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom;

            (4) An amount equal to seventy-five cents per mcf for a net underproduced gas imbalance; and

            (5)  Any other amount agreed upon by Seller and Buyer.

       (b) The Preliminary Purchase Price shall be decreased by the following:

            (1) An amount equal to all proceeds of production received by Seller prior to the Closing Date that are attributable to the Interests and that are, in accordance with generally accepted accounting principles, attributable to the period of time from the Effective Time to the Closing Date;

            (2) An amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income or gross receipts taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing with respect to the Interests prior to the Effective Time, which amount shall be computed based upon such taxes assessed against the applicable portion of the Interests for the current tax fiscal year, or if the assessments for the current tax fiscal year are unavailable, for the preceding such year;

            (3) An amount equal to the sum of all Defect Adjustments and Exclusion Adjustments (as those terms are defined in Section 7.03); and

            (4)  Any environmental adjustment pursuant to ARTICLE  V.(e);

            (5) An amount equal to seventy-five cents ($0.75) per mcf for a net overproduced gas imbalance; and

            (6)  Any other amount agreed upon by Seller and Buyer.

  2.04 Actual Figures. When available, actual figures will be used for adjustments at Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments as provided in Section
  10.01 hereof.

                                   ARTICLE III
                          REPRESENTATIONS AND WARRANTIES

  3.01 Representations and Warranties of Seller. Seller represents and warrants to Buyer with respect to itself and, where applicable, with respect to the Interests, that:

       (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. Seller is duly licensed or qualified to transact business and is in good standing in all jurisdictions where the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it require it to be so licensed or qualified if the failure to qualify might reasonably be expected to have a material adverse effect on the business or financial prospects of Seller. Seller is also duly licensed or qualified to do business and is in good standing in each jurisdiction where the Interests are located;

       (b) Seller has all requisite power and authority to execute and deliver this agreement, to consummate the transactions contemplated hereby, and to perform the terms and conditions hereof to be performed by it. This Agreement constitutes, and each of the documents required to be delivered by Seller hereunder, shall constitute Seller's legal, valid and binding obligation, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or other laws relating to or affecting generally the enforcement of creditors' rights and general principles of equity, regardless of whether considered in proceeding in equity or at law;

       (c) This Agreement and its execution and delivery by Seller do not, and the fulfillment and compliance by Seller with the terms and conditions of this Agreement, and the consummation by Seller of the transactions contemplated hereby, will not (i) require any filing, consent, authorization, or approval under, any law or administrative regulation or any judicial, administrative, or arbitration order, aware, judgment, writ, injunction, or decrees applicable to or binding upon Seller (assuming the receipt of all routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement); and (ii) conflict with, result in a breach of, constitute a default under (without regard to any requirements of notice or the lapse of time), accelerate, or permit the acceleration of the performance required by, any mortgage, indenture, loan or credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which such Seller is a party or by which it is bound or to which any of the Interests are subject;

       (d) As of the execution date hereof, there are no currently outstanding and effective authorities for expenditure or third party proposals for subsequent operations with respect to the Interests other than as set forth in Exhibit B;

       (e) As of the execution date hereof (i) no action, suit, or proceeding is pending or, has been threatened against Seller before any court, administrative agency, or arbitral tribunal, which involves or may involve the Interests, the production of oil and gas therefrom, or the use of and enjoyment thereof, or any operation or activity being conducted therein or thereon or which challenges Seller's rights to enter into this Agreement or materially adversely affects its ability to perform its obligations under this Agreement; (ii) Seller has not received written notice of nor been charged with any violation of, any provision of any law or regulation relating to the Interests, and to Seller's best knowledge, no third party has been charged with any violation of any provision of any law or regulation relating to the Interests;

       (f) As of the execution date hereof Seller has not received written notice that it is in default under (i) any applicable contract affecting the Interests; (ii) any order, judgment, or decree of any federal or state court or governmental authority relating to the Interests; or (iii) any other agreement, contract, lease, license, or other instrument;

       (g) Exhibit A contains a complete list of the Interests wherein Seller's interest is currently subject to reversionary interests or non-consent operations. In each case, such Exhibit reflects the interest of Seller before and after adjustment for such reversionary interests or non-consent operations for each Well effected. Exhibit A-1 reflects the remaining amount to be recouped, or account status as appropriate, as of the date reflected thereon with respect to each such well;

       (h) As of the Effective Time, to the best of Seller s knowledge, except as set forth in Exhibit A-1 hereto, there were no production imbalances or transportation and processing imbalances affecting the Interests;

       (i) All of the written and electronic data (including, without limitation, information relating to gathering, processing, transportation and sale of hydrocarbons from the Interests and other matters) at the time furnished or to be furnished by Seller to Buyer in conjunction with Buyer's evaluation of the Interests was contained in or derived from Seller's records kept in the ordinary course of business; and no representation or warranty is made with respect to the accuracy or correctness of any estimates, analysis, or projections or any assumptions or other matters stated therein;

       (j) No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller for which Buyer has any liability or obligation (whether contingent or otherwise);

       (k) Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder);

       (l) From the Effective Time to the execution date hereof there has not been: (i) any material adverse change in the condition of the Interests, other than changes caused by the sale, production, or disposition of production and changes resulting from reservoir conditions other than fire, blowout, or act of God (provided that any change or revision in existing laws, regulations, or governmental policies applicable to the Interests or the sale, production, or disposition of production therefrom and the imposition of any new laws, regulations or governmental policies with respect to the Interests or the sale, production, or disposition of production therefrom shall be deemed not to be an adverse change in the condition of the Interests), (ii) any sale, lease, or other disposition of the Interests, (iii) any condemnation or taking by eminent domain of any portion of any of the Interests, or (iv) any contract or commitment to do any of the foregoing;

       (m) Seller or the Operator of any Interest has obtained or applied for all governmental licenses, permits, certificates, approvals, consents, authorizations and orders required for it to own or lease the Interests and develop, construct, maintain, and operate them, and to market the production therefrom, and no proceeding is pending or threatened involving revocation of any such licenses, permits, certificates, consents, authorizations or orders, provided that this representation is limited to Seller's best knowledge;

       (n)  There are no taxes due or tax liens on any of the Interests;

       (o) To the best of Seller's knowledge, Seller is not a party to any joint venture, partnership, limited liability company, farmin, farmout, joint operating agreement, or other arrangement or contract with respect to any of the Interests that is reported as a partnership for federal or state income tax purposes;
       (p) As of the execution date hereof all of the wells and all of the equipment used in the drilling, completion and operation of any such wells, or in the production, treatment, storage, gathering and transportation of hydrocarbons from such wells, is in good operating condition, ordinary wear and tear excepted, provided that this representation is limited to Seller's best knowledge with respect to such matters which are the responsibility of the operator of any interest not operated by seller;

       (q) From the Effective Time to the execution date hereof, no personal injuries or deaths have occurred in connection with any of the Interests which should have been reported by Seller in accident or incident reports in accordance with applicable law or in accordance with Seller's usual operating procedures and policies;

       (r) To the best of Seller's knowledge, all royalties (including without limitation royalties with respect to take-or-pay payments or settlements), minimum royalties, rentals, shut-in gas payments and other payments due with respect to the Interests have been properly and timely paid in full, except for payments held in suspense for title or other reasons that are customary in the industry or which are being contested in an appropriate forum. There are no amounts claimed to be due to Seller in respect of the Interests that are being held in suspense because of a dispute as to title to the Interests or for any other reason, and Seller is entitled to be paid, and is being paid, with respect to production from the Interests, its net revenue interest without indemnity or guarantee other than those customarily found in division orders and other similar agreements and documents;

       (s) Except as detailed on Exhibit A-2, this Agreement and its execution and delivery by Seller does not, and the fulfillment and compliance by Seller with the terms and conditions of this Agreement and the consummation by Seller of the transactions contemplated hereby will not permit the exercise of or give rise to (with the giving of any required notice) any preferential purchase right, option or right of first refusal;

       (t) To the best of Seller's knowledge, all of the wells in which such Seller has an interest by virtue of its ownership of the Leases have been (i) drilled and completed within the boundaries of such Lease or within the limits otherwise permitted by contract, pooling or unit agreement, and/or by law and (ii) drilled and completed in compliance with all applicable laws, rules and regulations; and

       (u) Seller has reasonable surface access to each of the Interests for purposes of oil and gas exploration, development and production.

  3.02 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

       (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. Buyer is duly licensed or qualified to transact business and is in good standing in all jurisdictions where the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified if the failure to qualify might reasonably be expected to have a material adverse effect on the business or financial prospects of Buyer. Buyer is also duly licensed or qualified to do business and is in good standing in each jurisdiction where the Interests are located;

       (b) Buyer has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform the terms and conditions hereof to be performed by it. This Agreement constitutes, and each of the documents required to be delivered by Buyer hereunder, shall constitute Buyer's legal, valid, and binding obligation, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or other laws relating to or affecting generally the enforcement of creditors' rights and general principles of equity, regardless of whether considered in a proceeding in equity or at law;

       (c) This Agreement and its execution and delivery by Buyer does not, and the fulfillment of and compliance by Buyer with the terms and conditions of this Agreement, and the consummation by Buyer of the transactions contemplated hereby, will not (i) require any filing, consent, authorization, or approval under, any law or administrative regulation or any judicial, administrative, or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon Purchaser (assuming the receipt of all routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement), (ii) conflict with, result in a breach of, constitute a default under (without regard to any requirements of notice or the lapse of time), accelerate, or permit the acceleration of the performance required by, any mortgage, indenture, loan or credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Buyer is a party or by which it is bound;

       (d) No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer for which Seller has any liability or obligation (whether contingent or otherwise);

       (e) Buyer is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder); and

       (f) In making the acquisition of the Interests hereunder, Buyer is acting in the conduct of its own business in the ordinary course. The Interests are not being acquired for distribution or transfer in violation of the securities laws of the United States or of any state thereof.

                                    ARTICLE IV
                          COVENANTS OF BUYER AND SELLER

  4.01  Covenants of Seller.  Seller covenants and agrees with Buyer that:

       (a) After the execution of this Agreement, Seller will make available to Buyer for examination at Seller's offices in Dallas, Texas, title and other information relating to the Interests insofar as the same are in Seller's possession and, subject to the consent and cooperation of third parties, will cooperate with Buyer in Buyer's efforts to obtain, at Buyer's expense, such additional information relating to the Interests as Buyer may reasonably desire (to the extent that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitments of Seller to third parties), including without limitation:

       (1) Title opinions, title status reports and contracts or agreements pertaining to the Interests;

       (2) Copies of the leases, prior conveyances of Interests created thereby, unitization, pooling and operating agreements, division and transfer orders, mortgages, deeds of trust, security agreements, financing statements, and other encumbrances not discharged and affecting the title to or the value of the Interests;

       (3) Accounting and other records relating to the payment of rentals, royalties, joint interest billings and other payments due under the Leases or the Wells;

       (4) Records relating to the payment of ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Interests;

       (5)  Ownership maps and surveys relating to the Interests;

       (6) Copies of purchase, sale, processing and transportation agreements relating to the production of gas from the Interests. Copies of all gas balancing agreements and gas balancing statements;

       (7) Copies of agreements, leases, permits, easements, licenses and orders relating to the Interests;

       (8)  Production records relating to the Interests;

       (9) Inventories of personal property and fixtures included in the Interests; and

       (10) Any and all other information contained in Seller's files that relates to the Interests other than matters subject to attorney-client or attorney work privilege or concerning Seller's economic evaluation.

  Seller shall permit Buyer to inspect and photocopy such information and records at any reasonable time during the term of this Agreement. Seller shall cooperate with Buyer in Buyer's efforts to obtain such additional title information as Buyer may reasonably deem prudent.

       (b) During the period from the date of this Agreement to the Date of Closing, without the prior written consent of Buyer, Seller will not
       (i) cause any of its portion of the Leases or other of the Interests to be developed, maintained, or operated in a manner substantially inconsistent with prior operations; (ii) abandon any material part of any of its portion of the Interests; (iii) commence any material operation of any of its portion of the Leases or the Interests anticipated to cost Seller in excess of Fifteen Thousand Dollars ($15,000.00) per operation (except emergency operations, operations required under presently existing contractual obligations, the on-going commitments under the AFE's described in Exhibit B hereto, and operations undertaken to avoid any penalty provisions of any applicable agreement or order), or (iv) convey or dispose of any material part of any of its portion of the Interests (other than oil, gas and other liquid products produced from the Interests in the regular course of business). Buyer acknowledges that Seller owns undivided interests in certain of the Interests and Buyer agrees that the acts or omissions of Seller's co-owners shall not constitute a violation of the provision of this Section 4.01(b) nor shall any action required by a vote of co-owners constitute such a violation so long as Seller has voted its interest with Buyer's prior consent;

       (c) Seller shall use all reasonable efforts to maintain its corporate status from the date hereof until Closing and to assure that as of the Closing Date it will not be under any corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions; and

       (d) Seller shall promptly notify Buyer of any suit, action, claim, threatened suit, action or claim, or other proceedings of the type referred to in Section 3.01(e) or (f) that arises prior to the Closing with respect to which Seller receives notice or otherwise obtains knowledge following the execution of this Agreement.

  4.02  Covenants of Buyer.  Buyer covenants and agrees with Seller that:

       (a) Buyer shall use all reasonable efforts to maintain its corporate status and to assure that as of the Closing Date it will not be under any corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions;

       (b) To the extent necessary to facilitate the consummation of the transactions contemplated herein, Buyer agrees to enter into specific agreements of assumption with respect to the obligations of Seller to specific third parties or governmental authorities to the extent such obligations are attributable to the Interests after the Effective Time. Buyer also shall be obligated to obtain consents from all necessary Federal authorities, including the Bureau of Indian Affairs, and State authorities to the assignment of the Leases;

       (c) For a period of ten (10) years after the Closing Date, Buyer shall provide Seller with reasonable access to the Records so long as Buyer is given reasonable notice prior to Seller's access; and

       (d) Buyer represents that it has performed, or will perform prior to Closing, sufficient review and due diligence with respect to the Interests which includes reviewing well data, title and other files and performing necessary evaluations, assessments, and other tasks involved in evaluating the Interests, to satisfy its requirements, completely, and enable it to make an informed decision to acquire the Interests under the terms of this Agreement.

                                    ARTICLE V
                            ASSUMPTION OF LIABILITIES
                                 AND INDEMNITIES

  As used in this ARTICLE V, and the paragraphs hereunder "CLAIMS" shall include claims, demands, causes of action, liabilities, damages, penalties and judgements of any kind or character and all costs and fees in connection therewith.

       (a) At the Closing, but effective as of the Effective Time, Buyer shall (i) assume, and be responsible for and comply with all duties and obligations of Seller, express or implied, with respect to the Interests, including, without limitation, those arising under or by virtue of the Seller's leases and contracts listed in Exhibit A, and the permits, the applicable statutes or rules, regulations or orders of any governmental authority (specifically including, without limitation, any governmental request or requirement to plug, replug and/or abandon any well of whatsoever type, status or classification, or to take any clean-up, remediation or other action with respect to the Interests), and (ii) except as otherwise provided herein, to defend, indemnify and hold harmless Seller from any and all claims in connection therewith;

       (b) Subject to the provisions of Paragraphs (c), (d) and (e) below Seller shall defend, indemnify and hold harmless Buyer from any and all claims, costs, expenses, liabilities or causes of action relating to or arising out of Seller's ownership or operation of Seller's Interests prior to the Effective Time and Buyer shall defend, indemnify and hold harmless Seller from any and all claims, costs, expenses, liabilities or causes of action relating to or arising out of Buyer's ownership and operation of the Interests after the Effective Time. Each indemnified party hereunder agrees that upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being referred to herein as a "THIRD PARTY CLAIM"), it will give prompt notice thereof in writing to the indemnifying party together with a statement of such information with respect to any of the foregoing as it shall then have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnified party shall afford the indemnifying party a reasonable opportunity to pay, settle, or contest any Third Party Claim at its expense;

       (c) Seller shall (i) be responsible for any and all claims, including but not limited to claims for payment of royalties, arising out of the production and sale of hydrocarbons by Seller from the Interests, and the proper accounting and payment of expenses for the Interests, insofar as such claims and payments relate to period of time prior to the Effective Time, and (ii) defend, indemnify and hold harmless Buyer from any and all of such claims and payments;

       (d) Buyer shall (i) be responsible for any and all claims, including but not limited to claims for payment of royalties, arising out of the production and sale of hydrocarbons by Buyer from the Interests, and the proper accounting and payment of expenses for the Interests, insofar as such claims and payments relate to period of time beginning at the Effective Time and thereafter, and (ii) defend, indemnify and hold harmless Seller from any and all of such claims and payments; and

       (e) After the execution of this Agreement, Buyer, at its option, and its sole cost, risk and expense, may obtain an environmental audit of the Interests at any time prior to September 20, 1996. Seller shall provide the environmental auditors all information available to it which they may reasonably request and shall grant said auditors physical access to the Interests. For those Interests which are not operated by Seller, Buyer shall obtain permission from the operator to conduct such inspections. If the audit reveals any environmental conditions which are not satisfactory to Buyer, Seller shall immediately be provided a copy of the audit information and either party shall have the option to terminate this Agreement as to the affected Interest(s) with a deduction from the Preliminary Purchase Price of the allocated value attributable to that Interest(s), without liability, unless Seller affirms in writing that it will remediate such conditions to the satisfaction of the Buyer prior to Closing. Buyer shall defend and indemnify Seller from any and all liability, claims, causes of action, injury to Buyer's employees, agents or contractors or to Buyer's property and/or injury to Seller's property, employees, agents or contracts which may arise out of Buyer's inspections, but only to the extent of Buyer's negligence. If such deductions exceed ten percent (10%) of the Preliminary Purchase Price and the parties are unable to mutually agree to proceed with closing, then either party shall have the right to terminate this Agreement without liability.

  After Closing, Buyer shall be deemed to have fully inspected and accepted the Interests "AS IS" in their then current physical and environmental condition.

                                    ARTICLE VI
                             DISCLAIMER OF WARRANTIES

  Buyer acknowledges that in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied only upon its own independent investigation of the Lands. Accordingly, Buyer acknowledges that Seller has not made and Seller hereby expressly disclaims and negates any representation or warranty express or implied at common law, by statute or otherwise relating to (i) condition of the Lands (including but not limited to any implied or express warranty of merchantability or fitness for a particular purpose or of conformity to models or samples of materials) and (ii) any information, data or other materials (written or oral) furnished to Buyer by or on behalf of Seller (including but not limited to information, data or other materials regarding the existence or extent of oil, gas or other mineral reserves, the recoverability of or the cost of recovering such reserves, the value of such reserves, any producing pricing assumption, present or past production rates, the environmental condition of the Lands, including but not limited to the presence of naturally occurring radioactive material ("NORM"), and the ability to sell oil or gas production after Closing); provided, however, that the foregoing disclaimer and negation of representations and warranties shall not affect or impair the representations and warranties of Seller made in Section 3.01.

                                   ARTICLE VII
                                  TITLE MATTERS

  7.01  Defensible Title.

       (a) As used herein, the term "DEFENSIBLE TITLE" shall mean, as to each of the Interests, such title which, subject to and except for the Permitted Encumbrances (as defined hereinafter): (i) entitles Seller to receive not less than the "NET REVENUE INTEREST" set forth in Exhibit A of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the presently producing formations in the presently producing wells bottomed in the Lands; and
       (ii) obligates Seller to bear costs and expenses relating to the maintenance, development and operation of those portions of the presently producing wells bottomed in the Lands in an amount not greater than the "WORKING INTEREST" set forth in Exhibit A;

       (b)  The term "PERMITTED ENCUMBRANCES", as used herein, shall mean:

       (1) Lessor's royalties, overriding royalties, reversionary interests and similar burdens provided that the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of any interest to less than the Net Revenue Interest therefor set forth in Exhibit A;

       (2) Preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which, prior to Closing; (i) waivers or consents are obtained from the appropriate parties, (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (iii) with respect to consents, such consents which need not be obtained prior to an assignment, or the failure to obtain such consents will not have a material adverse effect on the value of the Interests to Buyer;
       (3) Liens for taxes or assessments not yet due or not yet delinquent, or if delinquent, that are being contested in good faith in the ordinary course of business;

       (4) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of any of the Interests if the same are customarily obtained subsequent to such sale or conveyance;

       (5)  Rights of reassignment;

       (6) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoir or the like; conditions, covenants or other restrictions; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any of the Interests;

       (7) Such Title Defects or other defects as Buyer has waived pursuant to the terms of this Agreement;

       (8)  Liens to be released at Closing;

       (9) The terms and conditions of all leases, agreements, orders, instruments, documents and other matters described in Exhibit A hereto; and

       (10) Rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Interests in any manner, and all applicable laws, rules and orders of governmental authority.

       (c) The term "TITLE DEFECT" as used herein shall mean any encumbrance, encroachment, irregularity, defect in or objection to Seller's title to each Interest (expressly excluding Permitted Encumbrances), that alone or in combination with other defects, renders Seller's title to that Interest less than Defensible Title or which would adversely interfere with the use, possession, ownership or value thereof, or any violation of applicable laws, rules, regulations or orders of any governmental agency having jurisdiction over the Interests which will likely result in an impairment or loss of title to all or a portion of the Interests or diminish the value thereof or likely will hinder or impede the operation of such interest, or any matter constituting a breach of Seller's representation and warranties as set forth in Section 3.01. Materialmen's mechanics', repairmen's, employees', contractors', operators' or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Interests shall not constitute a Title Defect: (i) if they have not been filed pursuant to law, or (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action.

  7.02. Casualty Loss. If, prior to the Closing, all or any portion of the Interests be destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain or proceedings for such purpose are pending or threatened, Buyer may elect (i) to treat the Interests affected by such destruction, taking or pending or threatened taking as Defective Interests in accordance with Section 7.03; or (ii) to purchase such Interests notwithstanding any such destruction, taking or pending or threatened taking (without reduction of the Preliminary Purchase Price therefor), in which case, Seller shall, at the Closing, pay to Buyer all sums paid to Seof the destruction or taking of such Interests to be assigned to Buyer (including sums which are in the nature of compensation for any lost or foregone income or production attributable to the time period subsequent to the Effective Time) and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid claims, awards or other payments from third parties arising out of the destruction, taking or pending or threatened taking as to such Interests (including sums which are in the nature of compensation for any lost or foregone income or production attributable to the time period subsequent to the Effective Time). Seller agrees that, prior to Closing, it shall not voluntarily compromise, settle or adjust any amounts payable by reason of any destruction, taking or pending or threatened taking as to such of its portion of the Interests to be assigned to Buyer without first obtaining the written consent of Buyer.

  7.03  Defect Adjustments.

       (a) "DEFECTIVE INTEREST" shall mean that portion of the Interests (as determined in accordance with Section 7.03(c)) affected by a Title Defect or that Buyer is otherwise entitled under Sections 7.02 or 7.04 to treat as a Defective Interest, and of which Seller has been given notice by Buyer prior to September 23, 1996, (the "DEFECT NOTICE DATE"), except as provided hereinafter in this Section 7.03(a). Any notice of any Defective Interest shall be in writing and shall include:
       (i) a description of the Defective Interest, (ii) the specific basis for the defect that Buyer believes causes such Interest to be a Defective Interest, and (iii) the amount by which Buyer has determined the value of the Defective Interest has been reduced and the computations and information upon which Buyer's determination is based.

       Buyer shall be deemed to have waived all Title Defects and any other defect to any Interest of which Seller has not been given such notice prior to the Defect Notice Date. If Seller (i) disagrees that a Defect Adjustment or Exclusion Adjustment is warranted; (ii) disagrees that the matter giving rise to such claims is uncured, or (iii) disagrees with the amount of the related Defect Adjustment claimed by Buyer in any notice given in accordance with this Section 7.03(a), then Seller, at its option, may remove the defective property from the sale, attempt to cure the defect at Seller's sole cost and expense, agree to a mutually acceptable purchase price reduction or terminate this Agreement without liability to Buyer except for return of the Performance Deposit, without interest, provided that Seller may not terminate this Agreement unless the aggregate value of Title Defects exceeds twenty percent (20%) of the Preliminary Purchase Price;

       (b) Defective Interests shall be excluded from the Interests to be purchased by Buyer hereunder and the Preliminary Purchase Price shall be reduced in accordance with Section 2.03 by an amount equal to the value thereof, as agreed to between Buyer and Seller (which reduction shall be called an "EXCLUSION ADJUSTMENT") unless (i) prior to the Closing, the basis for treating an Interest as a Defective Interest has been removed, (ii) Buyer agrees to waive the relevant Title Defect or other defect and purchase the Defective Interest, notwithstanding the defect, (iii) Seller agrees to indemnify, defend and hold Buyer harmless and Buyer agrees to accept such indemnification against all losses, costs, expenses and liabilities with respect to such Defective Interest arising from the defect or basis for such Interest being treated as a Defective Interest, or (iv) Buyer and Seller agree to an amount by which the value of the Defective Interest has been reduced and the Preliminary Purchase Price is reduced by such amount in accordance with Section 2.03 (which reduction shall be called a "DEFECT ADJUSTMENT"), in which event the Interest shall be included in the Interests to be purchased by Buyer hereunder and, except in the case of
       (iv), no adjustment shall be made to the Preliminary Purchase Price; or
       (v) Buyer and Seller do not agree, on or before the Scheduled Closing Date, as to the value of the Defective Interest that is to be excluded from the Preliminary Purchase Price and none of Subsections (i) through
       (iv) of Section 7.03(b) are applicable, in which event Buyer may terminate this Agreement without further liability or obligation, by giving written notice of termination on or before the Scheduled Closing Date.

       (c) The amount by which the Preliminary Purchase Price is to be reduced in accordance with Section 7.03 as the result of any Interest being treated as a Defective Interest shall be determined as follows:

       (1) In the event that the cost of remedying any Title Defect exceeds the amount allocated to the affected Interest as set forth in Exhibit A, then such Interest shall be excluded from the transaction contemplated hereby and the Preliminary Purchase Price shall be reduced by the amount allocated to the Interest so excluded as set forth in Exhibit A (which adjustment shall be called an EXCLUSION ADJUSTMENT");

       (2) In the event that the net revenue interest of Seller in any Interest is less than that set forth in Exhibit A, that portion of the Preliminary Purchase price allocated on Exhibit A-1 to such particular Interest shall be reduced in the proportion that the net revenue interest actually owned by Seller bears to that set forth in Exhibit A;

       (3) In the event that the working interest costs payable with respect to a particular Interest is greater than the working interest set forth in Exhibit A, the Preliminary Purchase Price allocated on Exhibit A-1 to such particular Interest shall be reduced in the proportion that the working interest percentage attributable to such interest exceeds that set forth in Exhibit A;

       (4) In the event that (i) the record title interest of Seller to any Interest is burdened by any lien, encumbrance, mortgage, pledge, or security interest, or (ii) ad valorem, property or other similar taxes and assessments for any years prior to the Effective Time have not been paid, the Preliminary Purchase Price of such interest shall be reduced by the sum necessary to discharge and obtain a full record release of such burden or to pay such taxes; and

       (5) In the event there exist other Title Defects which would materially adversely affect or interfere with the use, possession, ownership or value of any Interest, Buyer, at its option, may either, (i) exclude the affected Interest from the transaction contemplated hereby and the Preliminary Purchase Price shall be reduced by the amount allocated to the affected Interest as set forth in Exhibit A, or (ii) accept such Interest.

       (d) In determining which portion of the Interests are Defective Interests, it is the intent of the parties to include all portions of the Interests affected by the defect or basis for such Interests being treated as Defective Interests; and

       (e) If the deductions in the Preliminary Purchase Price to be made pursuant to this ARTICLE VII exceed twenty percent (20%) of the Preliminary Purchase price, either party may terminate this agreement at any time prior to Closing.

       7.04  Identification of Additional Defective Interests.

       (a) If, prior to the Closing, there has been non-compliance with the laws, rules, regulations, ordinances or orders of any governmental agency or authority having jurisdiction over the affected Interests, resulting in risk of loss of the affected Interests or value thereof, then Buyer may elect to treat such of the affected Interests as are adversely affected by such noncompliance as Defective Interests by giving Seller notice thereof in accordance with Section 7.03(a);

       (b) If, prior to the Closing, any preferential right to purchase any of the Interests is exercised, Buyer may elect to treat that portion of the Interests affected by the exercise of such preferential right as Defective Interests by giving Seller notice thereof in accordance with
       Section 7.03(a);

       (c) If any necessary third party consent to assignment of any of the Interests is not obtained prior to the Closing, Buyer may elect to treat that portion of the Interests subject to such consent requirement as Defective Interests by giving Seller notice thereof in accordance with Section 7.03(a). For purposes hereof "NECESSARY THIRD-PARTY CONSENTS" shall not include:

       (1) consents customarily obtained subsequent to such assignment including without limitation any consent of the State or the Bureau of Indian Affairs or other Federal agencies or governmental offices;

       (2) consents contractually permitted to be obtained subsequent to such assignment; or

       (3) consents that, if not obtained, will not affect the transferability, without penalty, of, the operation of, or the receipt of income from, the Interests subject thereto, or result in termination of the interests subject thereto or a material decrease in the value thereof.

       (d) If, prior to the Closing, Buyer becomes aware of any suit, action or other proceeding before any court or governmental agency that would result in loss or impairment of Seller's title to any portion of the Interests or a portion of the value thereof, Buyer may elect to treat the portion of the Interests affected thereby as Defective Interests by giving Seller notice thereof in accordance with Section 7.03(a); and

       (e) If any inaccuracy in Exhibit A results in a loss of value of a portion of the Interests, Buyer may elect to treat that portion of the Interest subject to such reduction in value as Defective Interests by giving Seller notice thereof in accordance with Section 7.03(a).

                                   ARTICLE VIII
                              CONDITIONS TO CLOSING

  8.01 Seller's Conditions. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction, at or prior to the Closing, of the following conditions:

       (a) All representations and warranties of Buyer contained in this Agreement shall be true, correct and not misleading in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing;

       (b) No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement, except (i) matters with respect to which Seller has been adequately indemnified by Buyer, or (ii) any suit or proceeding affecting only a portion of the Interests, which portion of the Interests could be treated as a Defective Interest in accordance with Section 7.04(d);

       (c) The aggregate sum of Defect Adjustments and Exclusion Adjustments shall not exceed thirty percent (30%) of the Preliminary Purchase Price; and

       (d) All necessary and material permissions, approvals and consents required which are obtainable prior to Closing shall be in full force and effect.

  8.02 Buyer's Conditions. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction, at or prior to the Closing, of the following conditions:

       (a) All representations and warranties of Seller contained in this Agreement shall be true, correct and not misleading in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Seller at or prior to the Closing;

       (b) No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement, except (i) matters with respect to which Buyer has been adequately indemnified by Seller, or (ii) any suit or proceeding affecting only a portion of the Interests, which portion of the Interests could be treated as a Defective Interest in accordance with Section 7.04(d);

       (c) The aggregate sum of Defect Adjustments and Exclusion Adjustments shall not exceed thirty percent (30%) of the Preliminary Purchase Price;

       (d) All necessary and material permissions, approvals and consents required which are obtainable prior to Closing shall be in full force and effect; and

       (e)  The provisions of ARTICLE V.(e) have been satisfied.

  8.03 Satisfaction or Waiver. If Seller and Buyer proceed with the Closing as specified in ARTICLE IX, all conditions of Closing shall be deemed to have been satisfied or waived and neither of the parties shall have any liability whatsoever to the other arising out of, resulting from, or attributable to any such condition of Closing, irrespective of whether such conditions of Closing were in fact satisfied or waived. Nothing contained in this Section 8.03 shall be a waiver or release of any breach of a representation or warranty contained in this Agreement.

                                    ARTICLE IX
                                     CLOSING

  9.01 Date of Closing. Unless the parties hereto mutually agree otherwise and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (herein called the "CLOSING") shall be held on September 30, 1996, at 10:00 A.M. (the "SCHEDULED CLOSING DATE"). The date Closing actually occurs is herein called the "CLOSING DATE".

  9.02 Place of Closing. The Closing shall be held at Seller's office in Dallas, Texas, in accordance with the Closing Instructions to be mutually given in writing by Seller and Buyer.

  9.03 Closing Obligations. At the Closing the following events shall occur, each being a condition concurrent to the others and each being deemed to have occurred simultaneously with the others:

       (a) Seller shall execute, acknowledge and deliver to Buyer assignment, bill of sale and conveyance documents (in sufficient counterparts to facilitate recording), in form and substance as set forth in Exhibit C hereto, conveying its portion of the Interests (other than those portions of the Interests excluded under Sections 7.03(b) and 7.04) to Buyer.

       (b) Seller and Buyer shall execute and deliver a settlement statement (herein called the "PRELIMINARY SETTLEMENT STATEMENT") prepared by Seller and furnished to Buyer no less than seven (7) days prior to the Scheduled Closing Date) that shall set forth the Closing Amount (as hereinafter defined) and each adjustment and the calculation of such adjustments used to determine such amount. The term "CLOSING AMOUNT" shall mean the Preliminary Purchase Price adjusted as provided in
       Section 2.03, using for such adjustments the best information then available. Seller and Buyer further agree that Seller shall be entitled to receive all proceeds attributable to ownership of the Interests prior to the Effective Time and Buyer shall be entitled to receive all proceeds attributable to the Interests after the Effective Time.

       (c) Buyer shall deliver the Closing Amount in the form of immediately available U.S. funds, by wire transfer in accordance with instructions to be provided by Seller.

       (d) Seller shall deliver to Buyer exclusive possession of its portion of the Interests (other than Interests excluded under Section 7.03(b) or Section 7.04)

       (e) Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production after the Effective Time from the Interests assigned to Buyer under Section 9.03(a), but not theretofore paid to Seller.

                                    ARTICLE X
                            OBLIGATIONS AFTER CLOSING

  10.01 Post-Closing Adjustments. Within one hundred thirty (130) days after the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (herein called the "POST CLOSING SETTLEMENT STATEMENT") setting forth each adjustment or payment that was not included or correctly included in the Preliminary Settlement Statement and showing the calculation of such adjustments. Within thirty (30) days after receipt of the Post Closing Settlement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to be made to the Post Closing Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such Post Closing adjustment no later than one hundred sixty
  (160) days after the Closing Date. The date upon which such agreement is reached or upon which the Final Purchase Price is established, shall be herein called the "SETTLEMENT DATE". In the event that (i) the Final Purchase Price is more than the Closing Amount, Buyer shall pay to Seller, in certified U.S. Funds, the amount of such difference (ii) the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer, in certified U.S. funds, the amount of such difference. Payment by Buyer or Seller shall be made within ten (10) days of the Final Settlement Date. After the Settlement Date, additional proceeds received by or expenses paid by either Buyer or Seller on behalf of the other shall be settled by invoicing the other party for expenses paid or remitting to the other party any proceeds received. The gas imbalances of the Interests shall be considered final and neither party thereafter shall make claim upon the other concerning same.

  10.02 Files and Records. Seller shall have the right to make and retain copies of the Records prior to delivery thereof to Buyer. Within thirty
  (30) days after the Closing Date, Seller shall deliver to Buyer all original files and Recoronveyed to Buyer.

  10.03 Taxes and Recording Fees. Buyer shall pay all sales taxes occasioned by the sale of the Interests, all ad valorem, property, production, excise, severance, windfall profit and other taxes, except income taxes, based upon or measured by the ownership of the property, the production of hydrocarbons or the receipt of proceeds therefrom which apply to or arise from and after the Effective Time together with all documentary, filing and recording fees required in connection with the filing and recording of any assignments or other documents recorded in connection with the sale of the Interests.

  10.04 Further Assurances. After Closing, Seller and Buyer shall each execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, and shall each take such other action, as may be necessary or advisable to carry out their respective obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.

  10.05 Survival. The warranties or representations herein made by Seller are conditions to the obligations of Buyer hereunder and no warranty or representation herein made by Seller (other than those contained in 3.01(a), (b), (c), (d), (e), (f), (i), (j), (k), (o) and (q) shall survive the Closing. The agreements set forth in ARTICLE X and the matters set forth in ARTICLES V and VI and Section 13.12 shall survive the Closing for a period of one (1) year from the Closing Date.

                                    ARTICLE XI
                             TERMINATION OF AGREEMENT

  11.01 Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

       (a) By Seller if the conditions set forth in Section 8.01(a) through 8.01(d) are not satisfied in all material respects or waived as of the Scheduled Closing Date;

       (b) By Buyer if the conditions set forth in Section 8.02(a) through 8.02(e) are not satisfied in all material respects or waived as of the Scheduled Closing Date;

       (c)  By Buyer pursuant to Section 7.03(b);

       (d)  Pursuant to Article V.(e); or

       (e) At any time by the mutual written agreement of Buyer and Seller.

  11.02 Liabilities Upon Termination. If this Agreement is breached by either party, nothing contained herein shall be construed to limit Seller's or Buyer's legal or equitable remedies, including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement contained herein (whether or not the non-defaulting party has terminated the Agreement) or the right to enforce specific performance of this Agreement; provided, however, that a party terminating this Agreement shall have no right to specific performance thereof, and provided, further, that neither party shall have a right to specific performance thereof if this Agreement is terminated pursuant to Section 11.01 hereof.

                                   ARTICLE XII
                                TAX-FREE EXCHANGE

  12.0 Tax-Free Exchange. Seller has elected to effect a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, with respect to the Interests (a "Like-Kind Exchange"). In order to effect a Like-Kind Exchange, Buyer shall cooperate and do all acts as may be reasonably required or requested by Seller with regard to effecting the Like-Kind Exchange, including, but not limited to, executing an Exchange Escrow Agreement, a form of which is attached hereto as Exhibit D, in accordance with Treasury Regulation Section 1.1031(k)-1(g)(3); provided, however, Buyer shall incur no expense in connection with such Like-Kind Exchange and Buyer shall not be required to take title to any property other than the Interests in connection with the Like-Kind Exchange, and Buyer's possession of the Interests will not be delayed by reason of any such Like-Kind Exchange.

                                   ARTICLE XIII
                                  MISCELLANEOUS

  13.01 Exhibits and Schedules. Exhibits A through D are attached hereto and incorporated herein by this reference.

  13.02 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

  13.03 Notices. All notices and communications required or permitted under this Agreement shall be in writing, delivered to or sent by U. S. Mail or Express Delivery, postage prepaid, or by facsimile transmission, addressed as follows:

       Maynard Oil Company
       Attention Cassondra Foster
       8080 North Central Expressway, Suite 660
       Dallas, TX  75206
       Phone:  (214) 891-8461
       Fax:    (214) 891-8827

       Enron Oil & Gas Company
       Attention Lee McVay, Vice President and General Manager
       20 North Broadway, Suite 800
       Oklahoma City, OK  73102
       Phone:  (405) 239-7880
       Fax:    (405) 239-7858

  Any party may, by written notice so delivered to the others, change the address or individual to which delivery shall thereafter be made.

  13.04 Amendments. Except as otherwise expressly provided herein, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

  13.05 Assignment. Neither Seller nor Buyer shall assign all or any portion of its rights or delegate all or any portion of its duties hereunder without the prior written consent of the other to such assignment; provided, however, that Buyer or Seller or both may assign all or part of this Agreement to a qualified intermediary to facilitate a deferred like-kind exchange for federal tax purposes. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon Seller, Buyer and their respective successors and assigns.

  13.06 Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued at or prior to the Closing concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules, and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party.

  13.07 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

  13.08 Counterparts. This Agreement, and any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby, and any amendment or supplement thereto, may be executed in any number of counterparts, and, when so executed, each of which shall be deemed an original instrument, and shall have the same force and effect as though all signatures appeared on a single document, and all of which together shall constitute but one and the same instrument. Any signature page of this Agreement or of such an amendment, supplement, document or instrument may be detached from any counterpart thereof and attached to another counterpart without impairing the legal effect of any signatures identical in form thereto but having attached to it one or more additional signature pages.

  13.09 References. References made in this Agreement, including the use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corpate or other entity.

  13.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to its choice of law principles provided, however, that issues in connection with title to the Interests shall be governed by the applicable laws of the State of Oklahoma.

  13.11 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

  13.12 Securities Laws. Buyer has advised Seller that the interests are not being acquired for distribution or transfer in violation of the securities laws of the United States or of any state thereof. Buyer hereby agrees to protect, indemnify and hold harmless Seller from and against any and all claims, costs (including, without limitation, court costs and reasonable attorney's fees), expenses, damages and liabilities which arise under applicable state or federal securities laws as a result of acts or omissions of Buyer or its affiliates which are contrary to such laws and which are in connection with the transactions contemplated hereby or the sale or other disposition of the Interests by Buyer or its affiliates.

       Seller hereby agrees to protect, indemnify and hold harmless Buyer from and against any and all claims, costs (including, without limitation, court costs and reasonable attorney's fees), expenses, damages and liabilities which arise under applicable state or federal securities laws as a result of acts or omissions of Seller or its affiliates which are contrary to such laws and which are in connection with the transactions contemplated hereby.

       Executed as of the date first above written.

                                SELLER

                                MAYNARD OIL COMPANY


                                By:  /s/ Glenn R. Moore
                                     ---------------------------------
                                     Glenn R. Moore
                                     President


                                BUYER

                                ENRON OIL & GAS COMPANY


                                By:  /s/ Leland J. McVay
                                     ---------------------------------
                                     Leland J. McVay
                                     Vice President


                                    EXHIBIT  A

       Attached to and made a part of Purchase and Sale Agreement dated September 12, 1996, by and between Maynard Oil Company, Seller, and Enron Oil & Gas Company, as Buyer

                              ELLIS COUNTY, OKLAHOMA

                                PN 440502 (UT-407)
                                EHRLICH B NO. 1-18
                            EXPENSE INTEREST 0.2543316
                            REVENUE INTEREST 0.2225402

                                    PN 440522
                                  EHRLICH B 2-18
                            EXPENSE INTEREST 0.2543316
                            REVENUE INTEREST 0.2225402

        Oil and Gas Lease dated March 4, 1952, by and between Wesley Ehrlich and Wilma E. Ehrlich, as Lessor, and Henry Clay, as Lessee, recorded in Volume 58, page 10 of the Records of Ellis County, Oklahoma, covering the NE/4 of Section 18, Township 23 North, Range 25 West, Ellis County, Oklahoma, LIMITED to rights from the surface to the base of the Morrow formation. (LF-04901-00)

       The hereinabove referenced lease is subject to Operating Agreement dated March 29, 1961, by and between Amoco Production Company, as Operator, and Phillips Petroleum Company, et al, as Non-Operators; Gas Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company; Gas Agreement amending various Gas Purchase Contracts, dated February 5, 1990, by and between Northern Natural Gas Company, a division of Enron Corp., successor in interest to Northern Natural Gas Company, as Buyer, and Maynard Oil Company, as Seller; Assignment, Conveyance and Bill of Sale effective December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma.

                                PN 440506 (UT-417)
                                  IRVIN NO. 1-25
                           EXPENSE INTEREST 0.0000000
                           REVENUE INTEREST 0.0068359 (ORI)
                                            0.0039063 (ROYALTY)

        Oil and Gas Lease dated January 5, 1952, by and between Carrie L. O'Hern, as Lessor, and C. V. Richardson, as Lessee, recorded in Volume 58, page 282 of the Records of Ellis County, Oklahoma, INSOFAR AND ONLY INOSFAR as said lease covers the NE/4 NE/4 of Section 25, Township 24 North, Range 25 West, Ellis County, Oklahoma, LIMITED to rights from the surface to the base of the Morrow formation. (LF-04923-00)

       The hereinabove referenced lease is subject to Agreement dated November 27, 1961, by and between Shell Oil Company to Pan American Petroleum Corporation; Partial Assignment dated December 22, 1961, by and between Shell Oil Company to Pan American Petroleum Corporation.

        An undivided one-half (l/2) interest in the oil, gas and other minerals in and under and that may be produced from the NE/4 NE/4 of Section 25, Township 24 North, Range 25 West, Ellis County, Oklahoma, LIMITED to rights from the surface to the base of the Morrow formation, as conveyed in that certain Mineral Deed dated March 13, 1957, by and between James B. Franklin, as Grantor, and Shell Canadian Exploration Company, as Grantee, recorded in Volume 92, page 362 of the Records of Ellis County, Oklahoma. (LF-04923-AA-01)

       The hereinabove referenced mineral deed is subject to Oil and Gas Lease dated January 5, 1952, from Carrie L. O'Hern to C. V. Richardson; Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma.

                                PN 440602 (UT-435)
                     KATTERJOHN NO. 1-2 AKA SHATTUCK OP UNIT
                            EXPENSE INTEREST 0.1174122
                            REVENUE INTEREST 0.1011284

                                    PN 440601N
                                  KATHY NO. 1-14
                     BEFORE PAYOUT EXPENSE INTEREST 0.0000000
                     BEFORE PAYOUT REVENUE INTEREST 0.0000000
                     AFTER PAYOUT EXPENSE INTEREST 0.1174122
                     AFTER PAYOUT REVENUE INTEREST 0.1027357

        Oil and Gas Lease dated November 25, 1955, by and between D. L. Katterjohn, as Lessor, and E. J. Farris, as Lessee, recorded in Volume 78, pages 27-28 of the Records of Ellis County, Oklahoma, covering Lots 1 and 2 and S/2 NE/4 of Section 2, Township 22 North, Range 26 West, together with any rights, titles and interests acquired by Shell Western E&P Inc. in and to the Pan Am Shattuck Operating Unit by virtue of that certain unrecorded Operating Agreement dated November 5, 1958 by and between Pan American Petroleum Company, as Operator, and Shell Oil Company, et al, as Non-Operators. (LF-04929-00)

       The hereinabove referenced lease is subject to Gas Purchase Contract dated October 1, 1989, as amended, by and between Production Gathering Company, as Buyer, and Maynard Oil Company, as Seller; Operating Agreement dated November 5, 1958, as amended, by and between Pan American Petroleum Corporation, as Operator, and Shell Oil Company, et al, as Non-Operators, May 1, 1959; Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma.

                                PN 440508 (UT-442)
                                  LUANE NO. 1-28
                            EXPENSE INTEREST 0.0625000
                            REVENUE INTEREST 0.0546875
                                            0.0078125 (ORI)

        An undivided one-fourth (1/4) interest in the oil, gas and other minerals in and under and that may be produced from the SW/4 of Section 28, Township 24 North, Range 25 West, Ellis County, Oklahoma, LIMITED to rights from the surface to the base of the Morrow formation, as conveyed in that certain Mineral Deed dated March 13, 1957, by and between James B. Franklin, as Grantor, and Shell Canadian Exploration Company, as Grantee, recorded in Volume 92, page 367 of the Records of Ellis County, Oklahoma and subsequently conveyed to Maynard Oil Company from Shell Western E&P Inc. by instrument entitled "Assignment, Conveyance and Bill of Sale" effective December 1, 1985, recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma. (LF-04893-AA)

       The hereinabove referenced mineral deed is subject to Gas Purchase Agreement dated October 1, 1989 by and between Production Gathering Company, as Buyer, and Maynard Oil Company, as Seller; Operating Agreement dated January 18, 1979, by and between Amoco Production Company, as Operator, and Mattax Petroleum Corporation, et al, as Non-Operators; Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma.

                                PN 440509 (UT-446)
                               MASSEY UNIT NO. 1-22
                            EXPENSE INTEREST 0.0312500
                            REVENUE INTEREST 0.0273437
                                            0.0039063 (ROYALTY)

        An undivided one-fourth (1/4) interest in the oil, gas and other minerals that may be produced from the N/2 NE/4 of Section 22, Township 24 North, Range 25 West, Ellis County, Oklahoma, LIMITED to rights from the surface to the base of the Morrow formation, as conveyed in that certain Mineral Deed dated March 30, 1957, by and between James B. Franklin, as Grantor, and Shell Canadian Exploration Company, as Grantee, recorded in Volume 91, page 181 of the Records of Ellis County, Oklahoma and subsequently conveyed to Maynard Oil Company from Shell Western E&P Inc. by instrument entitled "Assignment, Conveyance and Bill of Sale" effective December 1, 1985, recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma. (LF-04895-AA)

       The hereinabove referenced mineral deed is subject to Gas Purchase Contract dated December 4, l980 between Michigan-Wisconsin Pipeline Company (N/K/A ANR Pipeline Companies), as Buyer, and Shell Oil Company, as Seller; Operating Agreement dated May 11, 1978, by and between Amoco Production Company, as Operator, and Kenneth D. Kirkland, et al, as Non-Operators; Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma.

                                PN 440513 (UT-412)
                                 PARKER NO. 9-47
                           EXPENSE INTEREST  0.0000000
                      REVENUE INTEREST 0.0078125 (ORI)

        Oil and Gas Lease dated September 9, 1947, by and between Carrie Lee O'Hern, as Lessor, and W. G. Mouser, as Lessee, recorded in Volume 36, page 364 of the Records of Ellis County, Oklahoma, covering S/2 S/2 of Section 29, Township 24 North, Range 25 West, Ellis County, Oklahoma, LIMITED to rights from the surface to the base of the Morrow formation. (LF-04896-00-
  01)

       The hereinabove referenced lease is subject to Assignment dated March 14, 1958, from the Texas Company to Shell Oil Company; Oklahoma Corporation Commission CD No. 44469, Order No. 122911 dated July 19, 1976; Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma.

                                PN 440516 (UT-403)
                           SELLS UNIT NO. 1-24 AND 2-24
                            EXPENSE INTEREST 0.0000000
                            REVENUE INTEREST 0.0078125 (ROYALTY)

        An undivided one-fourth (1/4) interest in the oil, gas and other minerals in and under and that may be produced from the W/2 W/2 of Section 24, Township 24 North, Range 25 West, Ellis County, Oklahoma, LIMITED to the Morrow Common Source of Supply, and being the same lands as conveyed in that certain Mineral Deed dated March 13, 1957, by and between James B. Franklin, as Grantor, and Shell Canadian Exploration Company, as Grantee, recorded in Volume 92, page 365 of the Records of Ellis County, Oklahoma, and subsequently conveyed to Maynard Oil Company from Shell Western E&P Inc. by instrument entitled "Assignment, Conveyance and Bill of Sale" effective December 1, 1985, recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma. (LF-04918-AA-00)

       The hereinabove referenced mineral interest is subject to Oil and Gas Lease dated July 5, 1966, by and between Shell Oil Company, as Lessor, and Tidewater Oil Company, as Lessee,; Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma.


                                PN 440704 (UT-432)
                                SUTTER D NO. 1-21
                            EXPENSE INTEREST 0.2500000
                            REVENUE INTEREST 0.2187500

                                    PN 440704N
                                SUTTER D NO. 2-21
                     BEFORE PAYOUT EXPENSE INTEREST 0.0000000
                     BEFORE PAYOUT REVENUE INTEREST 0.0312500
                     AFTER PAYOUT EXPENSE INTEREST 0.1000000
                     AFTER PAYOUT REVENUE INTEREST 0.0875000

        Oil and Gas Lease dated May 22, 1956, by and between L. T. Sutter and Naomi Sutter, et al, as Lessors, and James B. Franklin, as Lessee, recorded in Volume 81, page 314 of the Records of Ellis County, Oklahoma, covering SW/4 of Section 21, Township 23 North, Range 23 West, Ellis County, Oklahoma. (LF-04885-00)

       The hereinabove referenced lease is subject to Operating Agreement dated December 3, 1964, by and between Pan American Petroleum Corporation, as Operator, and Shell Oil Company, et al, as Non-Operators; Oklahoma Corporation Commission Cause C.D. No. 14981; Order No. 45804; Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma; Limited and Partial Assignment of Oil and Gas dated October 27, 1995, effective July 6, 1994, from Maynard Oil Company, as Assignor, to Amoco Production Company, as Assignee, recorded in _____, page _____ of the Records of Ellis County, Oklahoma.

                                PN 440705 (UT-399)
                              SUTTER STATE NO. 1-17
                            EXPENSE INTEREST 0.2500000
                            REVENUE INTEREST 0.2187500

                                   PN 440705-N
                              SUTTER STATE NO. 2-17
                     BEFORE PAYOUT EXPENSE INTEREST 0.0000000
                     BEFORE PAYOUT REVENUE INTEREST 0.0000000
                     AFTER PAYOUT EXPENSE INTEREST 0.2500000
                     AFTER PAYOUT REVENUE INTEREST 0.2187500

        Oil and Gas Lease dated July 28, 1964, by and between State of Oklahoma bearing serial number 23-CS-10081, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 145, page 629 of the Records of Ellis County, Oklahoma, covering SW/4 NE/4, NW/4, NW/4 SE/4, N/2 SW/4 of Section 17, Township 22 North, Range 23 West, Ellis County, Oklahoma. (LF-04882-AA)

       The hereinabove referenced lease is subject to Operating Agreement dated July 20, 1965, by and between Gulf Oil Corporation, as Operator, and Shell Oil Company, et al, as Non-Operators; Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma.

                                    PN 439401
                               DAVID SWENN (UT-414)
                            EXPENSE INTEREST 0.0312500
                            REVENUE INTEREST 0.0273437

       Oil and Gas Lease dated October 17, 1956, by and between L. J. Hamby, et al, as Lessor, and James B. Franklin, as Lessee, recorded in Book 85, page 535 of the Records of Ellis County, Oklahoma, INSOFAR AND ONLY INSOFAR as said lease covers the 80.00 acres, more or less, being the S/2 SE/4 of
  Section 10, Township 23 North, Range 26 West, LIMITED to rights from the surface to the base of the Morrow formation, Ellis County, Oklahoma (LF-04905-AA-02)

  The hereinabove referenced lease is subject to Operating Agreement dated June 13, 1960, by and between Texaco, Inc., as Operator, and Shell Oil Company (predecessor in title to Maynard Oil Company), et al, as Non-Operators.

                                    PN 440518
                       WHITE NO. 1-21 1-C AND 1-T (UT-440)
                            EXPENSE INTEREST 0.1250000
                            REVENUE INTEREST 0.1093750
                                             0.0156250 (ROYALTY)

        An undivided one-fourth (1/4) interest in the oil, gas and other minerals in and under and that may be produced from the E/2 of Section 21, Township 24 North, Range 25 West, Ellis County, Oklahoma, as conveyed in that certain Mineral Deed dated March 14, 1957, by and between James B. Franklin, as Grantor, and Shell Canadian Exploration Company, as Grantee, recorded in Volume 92, page 363 of the Records of Ellis County, Oklahoma, LIMITED to rights from the surface to the base of the deepest producing formation and subsequently conveyed to Maynard Oil Company from Shell Western E&P Inc. by instrument entitled "Assignment, Conveyance and Bill of Sale" effective December 1, 1985, recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma. (LF-04892-AA)

       The hereinabove referenced mineral deed is subject to Gas Purchase Agreement dated October 1, 1989, Production Gathering Company, as Buyer, and Maynard Oil Company, as Seller; Operating Agreement dated June 5, l980, by and between Gibraltar Exploration, Ltd., as Operator and Shell Oil Company, et al, as Non-Operators; Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 459, page 381 of the Records of Ellis County, Oklahoma.

                            STEPHENS COUNTY, OKLAHOMA

                                PN 438901 (UT-371)
                                 ALLAMON NO. 15-A
                            EXPENSE INTEREST 0.2441400
                            REVENUE INTEREST 0.2136231

        Oil and Gas Lease dated May 23, 1969, by and between Country Club Land Co., as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 1027, page 275 of the Records of Stephens County, Oklahoma. (LF-04705-AA)

        Oil and Gas Lease dated May 23, 1969, by and between Helen Kuhn, et al, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 1027, page 273 of the Records of Stephens County, Oklahoma. (LF-04705-AB)

       The hereinabove referenced leases cover the N/2 NE/4, N/2 SW/4 NE/4 and the SE/4 SW/4 NE/4 of Section 15, Township 1 North, Range 7 West, Stephens County, Oklahoma.

        Oil and Gas Lease dated June 6, 1969, by and between Edward Clark, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 1028, page 13 of the Records of Stephens County, Oklahoma, covering the NW/4 of Section 15, Township 1 North, Range 7 West, Stephens County, Oklahoma. (LF-04706-
  AA)

        Oil and Gas Lease dated May 2, 1969, by and between Frazier Pierce and Zuby Pierce, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 1025, page 235 of the Records of Stephens County, Oklahoma. (LF-04707-AA)

        Oil and Gas Lease dated June 26, 1969, by and between Georgia Boyd, et al, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 1030, page 283 of the Records of Stephens County, Oklahoma. (LF-04707-AB)

       The hereinabove referenced leases cover the SW/4 of Section 15, Township 1 North, Range 7 West, Stephens County, Oklahoma.

       The hereinabove referenced leases are subject to Farmout Agreement and Assignment dated June 5, 1973, from Shell Oil Company to James R. Hazelwood; Farmout Agreement and Assignment dated August 17, 1973, by and between James
  R. Hazelwood and Tesoro Petroleum Corporation; Farmout Agreement and Assignment dated December 6, 1976, from Shell Oil Company to Tesoro Petroleum Corporation; Operating Agreement dated May 1, 1977, by and between Tesoro Petroleum Corporation, as Operator, and Shell Oil Company, et al, as Non-Operators, covering Section 15, Township 1 North, Range 7 West; Gas Purchase Agreement by and between Tesoro Petroleum Corporation and Arkansas Louisiana Gas Company and Gas Purchase Agreement dated May 7, 1978, by and between Shell and Oklahoma Natural Gas Company; Purchase and Sale Agreement dated December 3, 1984, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 1585, page 704 of the Records of Stephens County, Oklahoma; Farmout Agreement dated September 27, 1989, by and between Maynard Oil Company, as Farmor, and Kaiser-Francis Oil Company, as Farmee; Corporation Commission Order No. 341238.

                                PN 438905 (UT-373)
                                 BUMPASS NO. 1-22
                     EXPENSE INTEREST BEFORE PAYOUT 0.0000000
                     REVENUE INTEREST BEFORE PAYOUT 0.0151367
                     EXPENSE INTEREST AFTER PAYOUT 0.0302734
                     REVENUE INTEREST AFTER PAYOUT 0.0321655

        Oil and Gas Lease dated October 16, 1969, by and between David Harris, et al, as Lessor, and L. R. Snyder, as Lessee, recorded in Volume 1042, page 390 of the Records of Stephens County, Oklahoma, covering the E/2 NW/4, SW/4 NW/4, E/2 NW/4 NW/4, SW/4 NW/4 NW/4 and the NW/4 NW/4 SW/4 of Section 22, Township 1 North, Range 7 West, Stephens County, Oklahoma. (LF-04708-00)

        Oil and Gas Lease dated May 2, 1969, by and between Frances Louise Jackson and Miles Jackson, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 1024, page 428 of the Records of Stephens County, Oklahoma. (LF-04709-AA)

        Oil and Gas Lease dated May 21, 1969, by and between L. W. Corbett, Executor of the Joseph E. Hanson Estate, deceased, as Lessor, and Shell Oil Company, as Lessee, recorded in Volume 1024, page 426 of the Records of Stephens County, Oklahoma. (LF-04709-AB)

       The hereinabove referenced leases cover the E/2 SW/4, SW/4 SW/4, S/2 NW/4 SW/4 and the NE/4 NW/4 SW/4 of Section 22, Township 1 North, Range 7 West, LIMITED to rights from the surface to 12,590 feet below the surface and LIMITED to the borehole of the Bumpass No. 1-22, Stephens County, Oklahoma.

       The hereinabove referenced leases are subject to Farmout Agreement and Assignment dated June 5, 1973, from Shell Oil Company to James R. Hazelwood; Assignment dated July 1, 1974, from Shell Oil Company to James R. Hazelwood, recorded in Volume 1171, page 141; Gas Purchase Contract dated May 1, 1974, as amended, by and between Arkansas Louisiana Gas Company, as Buyer, and Tesoro Petroleum Corporation, et al, as Seller; Gas Purchase Contract dated February 8, 1978, as amended, by and between Oklahoma Natural Gas Company, as Buyer, and Shell Oil Company, et al, as Seller; Assignment from L. R. Snyder to Shell Oil Company, recorded in Volume 1042, page 391; Purchase and Sale Agreement dated December 3, 1984, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective November 1, 1984, by and between Shell Western E&P Inc. and Maynard Oil Company, recorded in Volume 1585, page 704 of the Records of Stephens County, Oklahoma; Farmout Agreement dated September 27, 1989, by and between Maynard Oil Company, as Farmor, and Kaiser-Francis Oil Company, as Farmee; Corporation Commission Order No. 341238; Operating Agreement dated October 17, 1973, by and between Tesoro Petroleum Corporation, as Operator, and Montgomery Exploration Company, et al, as Non-Operators; Oklahoma Corporation Commission Order No. 100058 dated September 25, 1973; Farmout Agreement and Assignment dated August 17, 1973, by and between James R. Hazelwood and Tesoro Petroleum Corporation; Limited and Partial Assignment of Oil and Gas Leases dated May 24, 1995, from Maynard Oil Company to Apache Corporation, recorded in Volume _____, page _____ of the Records of Stephens County, Oklahoma.


  EXHIBIT A-1

  Attached to and made a part of Purchase and Sale Agreement dated September 12, 1996, by and between Maynard Oil Company as Seller, and Enron Oil & Gas Company, as Buyer

                                                                                     PRELIMINARY     PROJECTED
                                                WELLBORE       UNIT       PURCHASE        IMBALANCE      PAYOUT
                                                VALUE          VALUE      PRICE           VOLUME         DATE        AMOUNT
                  440502    EHRLICH B 1-18      $21,588        $32,472    $54,060         10,059         N/APP       N/APP

                  440522    EHRLICH B 2-18      $60,680        $22,892    $83,572         (3,046)        N/APP       N/APP

                  440506    IRVIN E 1-25        $1,961         $0         $1,961          0              N/APP       N/APP

                  440601    KATHY 1-14          $0             $0         $0              0              N/APP       N/APP

                  440602    KATTERJOHN 1-2      $13,837        $3,757     $17,594         13,593         N/APP       N/APP

                  440508    LUANE 1-28          $8,679         $2,000     $10,679         2,699          N/APP       N/APP

                  440509    MASSEY 1-22         $4,461         $37,528    $41,989         956            N/APP       N/APP

                  440513    PARKER 9-47         $1,250         $0         $1,250          0              N/APP       N/APP

                  440516    SELLS UNIT 1&2-24   $6,688         $0         $6,688          0              N/APP       N/APP

                  440704    SUTTER D 1-21       $53,493        $8,000     $61,493         5,788          N/APP       N/APP

                  440704    SUTTER D 2-21       $6,148         $0         $6,148          0              N/APP       N/APP

                  440705    SUTTER ST 1-17      $55,590        $482,288   $537,878        (108)          N/APP       N/APP

                  440705    SUTTER ST 2-17      $0             $0         $0              0              06/95       $951,797

                  439401    DAVID SWENN         $30,502        $26,226    $56,728         1              N/APP       N/APP

                  440518    WHITE 1-21 1C&1T    $10,261        $55,592    $65,853         (5,856)        N/APP       N/APP

                  438901    ALLAMON 15A         $32,927        $9,816     $42,743         (5,860)        KAISER-     N/AVA
                                                                                                         FRANCIS

                  438905    BUMPASS 1-22        $798           $0         $798            0              N/APP       N/APP

                            TOTAL               $308,863       $680,571   $989,434        18,226



  EXHIBIT A-2

  PREFERENTIAL RIGHTS TO PURCHASE

  Attached to and made a part of Purchase and Sale Agreement dated September 12, 1996, by and between Maynard Oil Company as Seller, and Enron Oil & Gas Company, as Buyer

                                                                                                  PRELIMINARY
                                                                 WELLBORE           UNIT          PURCHASE
                                                                 VALUE              VALUE         PRICE
                  440704                SUTTER D 1-21            $53,493            $8,000        $61,493

                  440704                SUTTER D 2-21            $6,148             $0            $6,148

                  440705                SUTTER ST 1-17           $55,590            $482,288      $537,878

                  440705                SUTER ST 2-17            $0                 $0            $0

                  439401                DAVID SWENN              $30,502            $26,226       $56,728

                                                                 $145,733           $516,514      $662,247



  EXHIBIT B
  AUTHORIZATIONS FOR EXPENDITURE

  Attached to and made a part of Purchase and Sale Agreement dated September 12, 1996, by and between Maynard Oil Company as Seller, and Enron Oil & Gas Company, as Buyer

  SUTTER STATE 3-17

  DRILL & COMPLETE LOWER MORROW TEST
  $229,025 DRY HOLE COST
  $437,025 COMPLETION COSTS


  EXHIBIT C

  Attached to and made a part of Purchase and Sale Agreement dated September 12, 1996, by and between Maynard Oil Company, as Seller, and Enron Oil & Gas Company, as Buyer.


                     ASSIGNMENT, BILL OF SALE AND CONVEYANCE
               FROM MAYNARD OIL COMPANY TO ENRON OIL & GAS COMPANY,

  EFFECTIVE AUGUST 1, 1996

  THE STATE OF OKLAHOMA    )
                           )       KNOW ALL MEN BY THESE PRESENTS:
  COUNTY OF                )

            THAT, the undersigned, MAYNARD OIL COMPANY, a Delaware corporation, having its principal office at 8080 North Central Expressway, Suite 660, Dallas, Texas 75206 (hereinafter called "ASSIGNOR"), for and in consideration of Ten Dollars ($10.00) and other valuable consideration to it in hand paid by ENRON OIL & GAS COMPANY, a Delaware corporation, having its principal office at 1400 Smith Street, Houston, Texas 77002 (hereinafter called "ASSIGNEE"), does hereby GRANT, BARGAIN, SELL, ASSIGN and CONVEY unto Assignee, subject to the terms and conditions contained herein, the following:

       (a) All of Assignor's right, title and interest in and to the leasehold estate and mineral rights created by the leases described in Exhibit A, attached hereto and made a part together with any and all interest of Assignor in and to such property and in and to any agreements, leases, rights-of-way, easements, licenses and permits incident thereto, INSOFAR AND ONLY INSOFAR as the said rights cover the lands and depths described in Exhibit A;

       (b) All of Assignor's right, title and interest in and to the wells, and production therefrom, located on the Leases or lands pooled therewith, including but not limited to the wells described in Exhibit A together with any and all buildings or other improvements constructed thereon , together with any and all interest of Assignor in and to such property and in and to any agreements, including, without limitation, gas purchase agreements, farmin and farmout agreements, operating agreements and pooling agreements, leases, rights-of-way, easements, licenses and permits incident thereto;

       (c) All of Assignor's right, title and interest in and to the real and personal property, fixtures, improvements and buildings located on the lands burdened by the Leases or lands pooled therewith, and all contract rights, rights of substitution and subrogation in and to any rights and actions of warranty which Assignor has or may have.

       This Conveyance, Assignment and Bill of Sale is executed and delivered as part of the consummation of the transaction contemplated by that certain Purchase and Sale Agreement between Assignor, as SELLER , and Assignee, as
   BUYER ,  dated  September  12,  1996,  hereinafter   referred  to  as  "Sale
  Agreement". The warranties, representations, indemnities and covenants contained in the Sale Agreement shall survive the delivery of this Assignment in accordance with the provisions of the Sale Agreement and the delivery of this Assignment shall not affect, expand, diminish, or otherwise impair any of the warranties, representations, indemnities or covenants made in the Sale Agreement and the terms and conditions set forth therein; provided, however, any third parties transacting with Assignee with respect to any of the interests may rely on this Assignment as vesting Assignee with all of Assignor's rights, titles and interests in the said leases and wells.

       Assignor warrants to Assignee title to the leases as described in said Sale Agreement against any claims and demands of all persons whomsoever claim the same or any part thereof by, through and under Assignor, but not otherwise.

       This Conveyance, Assignment and Bill of Sale shall extend to, be binding upon and inure to the benefit of Assignor and Assignee, their respective successors and assigns and shall be deemed covenants running with the herein described lands and leasehold estates.

       Assignee expressly assumes, as of the Effective Date, all of Assignor's obligations relating to the said leases, including, but not limited to, the obligation of plugging and aband expense. From and After the Effective Date hereof, Assignee shall be solely responsible for the balancing of or payment for any gas imbalances which may exist.

       This assignment shall be effective, for all purposes as of 7:00 o'clock a.m. August 1, 1996.

       This assignment is being executed in several counterparts, all of which are identical, except that, to facilitate recordation, only that portion of Exhibit A which contains specific descriptions of the leases located in the recording jurisdiction in which the particular counterpart is to be recorded are included, and other portions of Exhibit A are included by reference only. All of such counterparts together shall constitute one and the same instrument. Complete copies of the Assignment containing the entire Exhibit A have been retained by Assignor and Assignee.

  EXECUTED this 30th day of September 1996, but to be effective as stated above.

                                MAYNARD OIL COMPANY

                                By:  ___________________________
                                     Glenn R. Moore
                                     President

                                ENRON OIL & GAS COMPANY

                                By:  ___________________________
                                     Leland J. McVay
                                     Vice President

  THE STATE OF TEXAS   )
                       )
  COUNTY OF DALLAS     )

       This instrument was acknowledged before me on September 30, 1996, by Glenn R. Moore, President of Maynard Oil Company, a Delaware corporation, on behalf of said corporation.

  MY COMMISSION EXPIRES:
                                          ___________________________
                                          Cassondra Foster, Notary
                                          Public in and for the State
                                          of Texas

  THE STATE OF OKLAHOMA    )
                           )
  COUNTY OF OKLAHOMA       )

       This instrument was acknowledged before me on                 , 1996, by
  Leland J. McVay, Vice President of Enron Oil & Gas Company, a Delaware corporation, on behalf of said corporation.

  MY COMMISSION EXPIRES:
                                          ___________________________
                                          Notary Public in and for
                                          the State of Oklahoma


                                    EXHIBIT  D
                            EXCHANGE ESCROW AGREEMENT

       Attached to and made a part of Purchase and Sale Agreement dated September 12, 1996, by and between Maynard Oil Company, as Seller, and Enron Oil & Gas, Inc., as Buyer

       This  Agreement is dated the 12th day  of September, 1996, BUT EFFECTIVE
  September 13, 1996, between MAYNARD OIL COMPANY, a Delaware corporation, having its principal office at 8080 North Central Expressway, Suite 660, Dallas, Texas 75206 ("SELLER") and ENRON OIL & GAS, INC., a Delaware corporation, having its principal office at 1400 Smith Street, Houston,
  Texas 77002 ("BUYER") and BANK ONE TEXAS, N.A., a national banking association, hereinafter referred to as "Escrow Agent".

                               W I T N E S S E T H

       WHEREAS, Seller and Purchaser have entered into that certain Purchase and Sale Agreement dated September 12, 1996 (the "CONTRACT ), for the sale and purchase of certain properties more particularly described in the Exhibit "A" attached ("SELLER'S PROPERTY").

       WHEREAS, Purchaser has agreed to accommodate Seller in effecting a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986 (the "CODE") by acquiring for the benefit of Seller and exchanging for Seller's Property one or more like properties (collectively, "EXCHANGE PROPERTY"), to be designated by Seller and thereafter acquired and transferred to Seller;

       WHEREAS, unless notified otherwise by Seller and Buyer jointly, Escrow Agent may rely upon the date of this agreement, as set forth above, being the date on which Seller's property was transferred to Buyer; and

       WHEREAS,  this  Exchange  Escrow  Agreement   is  referred  to  as   the
  "AGREEMENT".

       NOW THEREFORE, the parties agree as follows:

       1.   Creation of Escrow.   Buyer agrees to  deposit with and  deliver to
  Escrow Agent, the net closing proceeds of the Seller's Property, which net closing proceeds shall consist of cash in the amount of Four Million Two Hundred Seventy Seven Thousand One Hundred Thirty Eight Dollars ($4,277,138.00) plus or minus any adjustments allowed under ARTICLE II of the Contract and less costs of closing, fees, taxes, and other reductions contemplated by the Contract, said net closing proceeds being hereinafter referred to as the "ESCROW FUND . Escrow Agent shall have no responsibility to ascertain whether the funds deposited with it as the Escrow Funds are equal to the net closing proceeds described in the immediately preceding sentence. Each deposit to the Escrow Fund, whether initially made as contemplated above, or made subsequently for whatever reason, shall be in cash, and shall be accompanied by notice to Escrow Agent setting forth the time and method of delivery of such cash, the amount thereof, and directions to deposit such funds to the escrow account created hereunder. Escrow Agent shall invest the Escrow Fund at the written request of the parties hereto. Said request shall be by notice, which shall specify the type of investment to be made, the maturity date, and the principal amount to be invested. The Escrow Agent shall not be liable for losses on any investments made by it pursuant to and in compliance with such instructions; and Escrow Agent shall not be responsible or liable for any penalty or loss incurred as a result of the settlement or liquidation of any such investment prior to this maturity to enable Escrow Agent to make any disbursement required hereunder. The Escrow Fund will remain uninvested until such notice of investment instructions is received. All interest earned on the Escrow Fund shall be added to and shall become a part of the Escrow Fund, subject to the same restrictions on distribution as contained herein for the Escrow Fund. No assignment, transfer, conveyance or hypothecation of any right, title or interest in and to the subject matter of this Escrow shall be binding upon Escrow Agent unless notice thereof shall be served upon Escrow Agent and all fees, costs and expenses incident thereto shall have been paid and then only upon Escrow Agent's assent thereto in writing. Escrow Agent shall be under no duty or obligation to ascertain the identity, authority or rights of the parties executing, delivering or purporting to execute or deliver these instructions or any documents, paper, or payments deposited or called for hereunder, and assumes no responsibility or liability for the validity or sufficiency of these instructions or any documents, papers or payments deposited or called for hereunder.

       2. Interests in Escrow Fund. Buyer declares that the purpose of the Escrow Fund is to secure to Seller ormance of Buyer's obligations under the Contract. Under no circumstances shall the Escrow fund be disbursed, except pursuant to the terms of this Agreement.

       3. Escrow Fee; Costs. Seller shall pay to Escrow Agent upon execution hereof fees as outlined on Exhibit "B" for services rendered by it pursuant to the provisions of this Agreement, and will reimburse Escrow Agent for its reasonable expenses, including attorney's fees, incurred in connection with the performance of such services as such expenses are incurred. Escrow Agent's expenses, including reasonable attorney's fees for review, revision and approval of this Agreement shall be paid by Seller to Escrow Agent upon execution of this Agreement. Notwithstanding anything to the contrary contained in any other provision of this Agreement or any instructions to the contrary from either Buyer or Seller, Escrow Agent shall be entitled to retain from any disbursements requested hereunder any outstanding fees and/or expense due to it hereunder. Escrow Agent shall be entitled to consult with counsel as it deems necessary from time to time, and reasonable fees therefore shall be an expense reimbursable to Escrow Agent as provided hereunder. Escrow Agent is hereby granted a lien on the Escrow Fund for all indebtedness that may become owing to Escrow Agent pursuant to this Agreement, which may be enforced by Escrow Agent by appropriate foreclosure proceedings.

       4. Identification and Acquisition of Exchange Property. Seller shall identify and negotiate the terms of acquisition of one or more Exchange Property or Exchange Properties. Upon Notice to Escrow Agent from Seller as to the need for monies in the Escrow Fund to acquire an Exchange Property, which notice shall provide a description of the Exchange Property, the general terms of its acquisition and instructions for the disbursement of Escrow Funds to accomplish acquisition of the Exchange Property, the Escrow Agent shall disburse funds in accordance wed that (i) such notice shall be given to Escrow Agent at least three business days prior to any needed disbursement; (ii) once disbursed, Escrow Agent shall have no further responsibility with respect to such funds; and (iii) Escrow Agent shall never have any responsibility to supply funds needed by Seller from its own assets. The Escrow Agent may rely conclusively upon the information contained in the notification.

       5. Termination; Disbursement to Seller. This Agreement shall terminate automatically, without notice to any party, as follows: (a) in the event Seller fails to give notice to Escrow Agent that it has designated Exchange Property by the forty-fifth (45th) day following the date of this Agreement at the close of business of such day, or (b) otherwise, on the one hundred eightieth (180th) day following the date of this Agreement provided, that if Seller designates Exchange Property and all property so designated has been successfully acquired and transferred to Seller prior to the one hundred eightieth (180th) day following the date of this Agreement, then Seller shall so notify Escrow Agent, and this Agreement shall instead terminate on the day following Escrow Agent's receipt of such notice. Upon termination of this Agreement, the Escrow Fund as then constituted shall become the property of Seller and shall promptly be paid over and delivered to Seller subject to Escrow Agent's right to offset and deduct all unpaid fees of Escrow Agent and all reasonable expenses, including attorney's fees, and authorized disbursements. Under no circumstances shall any party of the Escrow Fund be disbursed to Seller except upon termination of this Agreement pursuant to this paragraph. Seller shall have no right to receive, pledge, borrow, or otherwise obtain the benefits of the Escrow Fund prior to termination of this Agreement pursuant to this paragraph.

       6.   Security Interest  of  Seller.   Buyer agrees  the Escrow  Fund  is
  hereby impressed with and made subject to a security interest in favor of Seller securing Buyer's performance to obtain and transfer title to the Exchange Property as set forth above.

       7. Successor Escrow Agent. Escrow Agent may at any time resign hereunder by giving notice of its resignation to Seller and Buyer at least 10 days prior to the date specified for such resignation to take effect. If Escrow Agent has so resigned, Seller and Buyer shall appoint a successor escrow agent within such notice period. Further, if Escrow Agent has not previously given notice of resignation, Seller and Buyer may remove Escrow Agent by mutually naming a successor hereunder to Escrow Agent, which shall be done by s removal and appointment of the Successor Escrow Agent at least ten (10) days prior to the date specified for such removal to take place. Such Successor Escrow Agent, regardless of why appointed, shall have all the duties and powers assumed and conferred in this Agreement upon Escrow Agent. Upon the date on which the resignation or removal of Escrow Agent is specified to take effect, the Escrow fund shall be delivered to the Successor Escrow Agent so named by Seller and Buyer above in this paragraph, whereupon all Escrow Agent's obligations hereunder shall cease. If no Successor Escrow Agent is so designated by such effective date, all
  obligations  of  Escrow  Agent  hereunder,   nevertheless,  shall  cease  and
  terminate. Escrow Agent's sole responsibility thereafter shall be to keep safely the Escrow Fund and to deliver the same to a person designated by Seller and Buyer or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.

       8. Escrow Agent Release. Escrow Agent shall have no liability under, or duty to inquire into the terms and provisions of this Agreement or the transaction between Seller and Buyer and it is agreed that its duties hereunder are purely ministerial in nature, and Escrow Agent shall incur no liability whatsoever except for its willful misconduct or gross negligence so long as it has acted in good faith. Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or revision of this Escrow Agreement unless the same shall be in writing and signed by Seller and Buyer, and if its duties hereunder are affected thereby, unless it shall have given prior written consent thereto. Escrow Agent shall have no liability for the acts of any of its agents unless it has been grossly negligent or engaged in willful misconduct in the selection of such agent. Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and may rely upon and shall be protected in acting or refraining from acting on any instrument in good faith believed by it to be genuine and to have been signed or presented by the property party or parties. Escrow Agent shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized hereby, nor for any action taken or omitted by it in accordance with the advice of its counsel. Escrow Agent may, without further investigation, assume: (a) the accuracy and truth of any written instrument, notice, certificate or opinion given to it and (b) the authenticity of any signatures thereon.

       9. Indemnity. In consideration of acceptance of this escrow by Escrow Agent, Seller agrees for executors, personal representatives, successors and assigns, to indemnify, defend, and hold Escrow Agent (in every capacity, including its corporate capacity) harmless from and against any and all claims, losses, damages, taxes, liabilities, and expene incurred by Escrow Agent arising out of or in connection with its appointment, acceptance, service or performance hereunder, including the legal costs and expenses of defending itself against any Claims in connection with such expenses of defending itself against any Claims in connection with such matters. "CLAIMS" specifically includes Claims arising out of the alleged or actual negligence of Escrow Agent, but this agreement to indemnify, defend and hold harmless shall not extend to Claims which are determined to be the result of gross negligence or willful misconduct of Escrow Agent in bad faith. This agreement by Seller to indemnify, defend and hold harmless is not limited to the amount of funds held in escrow hereunder, and shall survive both the termination of the Agreement and any resignation or removal of Escrow Agent. To further secure the performance of Seller under this agreement to indemnify, defend and hold harmless, Seller and Buyer agree that Escrow Agent shall have a first and prior lien upon all deposits made hereunder to secure the performance of said agreement.

       10. Interpleader. Should any controversy arise between the undersigned with respect to this Agreement or with respect to the right to receive the Escrow Fund, Escrow Agent shall have the right to institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties. Should a bill of interpleader be instituted, or should Escrow Agent become involved in litigation in any manner whatsoever on account of this Agreement or the Escrow Fund, Seller and Buyer hereby bind themselves, their successors and assigns, to pay Escrow Agent, in addition to any charge made for acting as Escrow Agent hereunder and expenses incurred in connection therewith, reasonable attorney's fees incurred by Escrow Agent and any other disbursements, expenses, losses, costs and damages in connection with or resulting from such litigation.

       11. Notices. Any notice required or permitted hereunder, to be effective, must be in writing and shall be deemed given, except as provided in the penultimate sentence of this paragraph 11 when personally delivered to any party or mailed, postage prepaid, registered or certified mail, return receipt requested, to the following addresses:

  If to Buyer:        Enron Oil & Gas Company
                      Attention Mr. Robert W. Kelly, II
                      20 North Broadway, Suite 830
                      Oklahoma City, OK  73102
                      Phone:  (405) 239-7800
                      Fax:    (405) 239-7858

  If to Seller:       Maynard Oil Company
                      8080 North Central Expressway, Suite 660
                      Dallas, Texas 75206
                      Attention Cassondra Foster
                      Telephone:  (214) 891-8461
                      Facsimile:  (214) 891-8827

  With Copy to:       Maynard Oil Company
                      8080 North Central Expressway, Suite 660
                      Dallas, Texas 75206
                      Attention Kenneth Hatcher
                      Telephone:  (214) 891-8471
                      Facsimile:  (214) 891-8827

  If to Escrow Agent: Bank One, Texas, N.A.
                      Attention Kay Lowrance
                      8111 Preston Road, 2nd Floor
                      Dallas, TX  75225
                      Telephone:  (214) 360-3978
                      Facsimile:  (214) 360-3980

  Provided further, and in addition to the requirements set forth above, any notice required or permitted to be given to Escrow Agent hereunder shall be effective only when actually received in writing by Kay Lowrance, on behalf of Escrow Agent, and not prior thereto. Any party may, by proper notice, change its address for notice hereunder.

       12.  Amendment.   This Agreement is irrevocable, and may not be amended,
  modified or supplemented except by written instrument signed by Buyer and Seller and approved in writing by Escrow Agent.

       13. Successors and Assigns. This Agreement shall inure to the benefit of the parties, their respective heirs, executors, personal representatives, successors and assigns.

       14.  Counterparts.     This  Agreement  may   be  executed  in   several
  counterparts, and the several signed counterparts shall be deemed a single, integrated instrument.

       15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The venue for any action arising hereunder or in connection herewith shall be in Dallas County, Texas.

       16.  Time of Essence.   Time is expressly declared to be  of the essence
  of this Agreement.

       IN WITNESS WHEREOF, the parties have executed this Agreement in triplicate as of the day and year first above written.

                                SELLER
                                MAYNARD OIL COMPANY


                                By: _______________________________
                                     Glenn R. Moore
                                     President

                                BUYER
                                ENRON OIL & GAS, INC.


                                By: _______________________________
                                         Leland J. McVay
                                         Vice President

                                ESCROW AGENT
                                BANK ONE, TEXAS, N.A.


                                By:  ______________________________
                                     Kay Lowrence
                                     Assistant Vice President